Exhibit 10.2

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

THIS SEVERANCE AND CHANGE OF CONTROL AGREEMENT (“Agreement”), made and entered into as of the 10th day of August, 2009 (“Effective Date”), by and between IMPERIAL SUGAR COMPANY, a Texas corporation (the “Company”), and Patrick D. Henneberry (“Executive”), an employee of the Company.

WHEREAS, the Company and Executive previously entered into an Agreement dated as of July 29, 2002 and a Change of Control Agreement, dated as of December 19, 2005 (collectively, the “Prior Agreements”), which were amended for purposes of compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (collectively referred to herein as “Code Section 409A”); and

WHEREAS, the Company and Executive desire to enter into this Agreement in order to combine the Prior Agreements and continue to provide certain benefits to Executive in the event of Executive’s Involuntary Termination of Employment (as defined in Section 1(i) of this Agreement); and

WHEREAS, the parties acknowledge and agree that this Agreement shall replace and supersede the Prior Agreements in their entirety.

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration set forth herein, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means (i) any corporation in which the shares owned or controlled, directly or indirectly, by the Company represent eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of such corporation, (ii) any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company, or (iii) any corporation in which eighty percent (80%) or more of the voting power of the issued and outstanding capital stock is owned or controlled, directly or indirectly, by any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company.

(b) “Board” means the Board of Directors of Imperial Sugar Company, or its successor.

(c) The Company shall have “Cause” to terminate Executive’s employment with the Company (i) if Executive fails to make a good faith effort to carry out any lawful directive of the Board or Executive’s supervisor which failure is not cured within five days of notice thereof; (ii) if Executive engages in any act which results in or may reasonably be expected to result in the Executive’s conviction, plea of guilty or no contest, or imposition of un-adjudicated probation, for a crime (other than minor traffic violations) involving moral turpitude; (iii) if Executive uses alcohol, narcotics or other controlled substances which use is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the Executive’s performance of Executive’s duties to the Company; (iv) if Executive engages in an act or acts of dishonesty which adversely affects or could reasonably be expected to adversely affect the Company; or (v) for any reason which constitutes “cause” under any written employment agreement between the Executive and the Company that was entered into prior to the effective date of a Change of Control.

(d) “Change of Control” means the occurrence of any of the following: (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (A) the Company or any of its Affiliates or subsidiaries; (B) an employee benefit plan of the Company or trustee or other fiduciary holding securities under an employee benefit plan of the Company or person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) an entity owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of the Company’s common stock; is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; (ii) the Company has sold substantially all of its assets to an unrelated third party; or (iii) following the election or removal of directors, a majority of the Board of Directors consists of individuals who were neither members of the Board of Directors one (1) year before such election or removal nor approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the one-year period or were similarly approved.

(e) “Company” means Imperial Sugar Company, a Texas corporation, and its Affiliates, or any successor to the Company, and its affiliates.

(f) “Confidential Information” means and includes, without limitation, information related to the business affairs, property, methods of operation, future plans, financial information, customer or client information, or other data which relates to the business or operations of the Company or any of its affiliated entities, and other information obtained by Executive which concerns the affairs of the Company or any of its affiliated entities and which the Company has requested be held in confidence or could reasonably expect to be held in confidence by Executive, or the disclosure of which would likely be materially embarrassing, detrimental or disadvantageous to the Company or any of its affiliated entities, or its and their directors, officers, employees or shareholders. Confidential Information, however, shall not include:

(i) Information that is at the time of receipt by Executive in the public domain or is otherwise generally known in the industry or subsequently enters the public domain or becomes generally known in the industry through no fault of Executive; or

(ii) Information that at any time is received in good faith by Executive from a third party who was lawfully in possession of the same and had the right to disclose the same.

(g) “Disability” means Executive’s inability to fulfill Executive’s duties and responsibilities as an officer of the Company due to physical or mental disability that continues for 180 consecutive days or more, or for an aggregate of 180 days in any period of twelve months. Evidence of such disability shall be certified by a physician acceptable to both the Company and Executive.

(h) “Effective Date of a Change of Control” means the date of occurrence of the specified event constituting a Change of Control.

(i) “Involuntary Termination of Employment” means an involuntary termination of Employee’s employment by the Company without Cause and shall also include Employee’s Termination for Good Reason; provided, an Involuntary Termination of Employment shall not be deemed to have occurred unless it constitutes a separation from service within the meaning of Treasury Regulations Section 1.409A-1(h); provided further, Involuntary Termination of Employment for purposes of this Agreement shall not include termination of Employee’s employment by reason of death, Disability or termination for Cause.

(j) “Protected Period” means the period (i) commencing on the earlier of (A) ninety (90) days prior to the Effective Date of a Change of Control; or (B) the execution by all parties of a definitive agreement for a transaction, the consummation of which would constitute a Change of Control; and (ii) ending (A), if the period commenced under Section (j)(i)(A) above, eighteen (18) months after the Effective Date of a Change of Control; or (B) if the period commenced under Section (j)(i)(B) above, the earlier of (I) eighteen (18) months after the Effective Date of a Change of Control; or (II) the date of termination of the definitive agreement which would constitute a Change of Control; provided, in the event any 18-month period referenced herein expires during the Company’s Cure Period (as defined in Section 3(c) of this Agreement), the 18-month period shall be extended by thirty (30) days beyond the last day of such Cure Period.

(k) “Salary” means Executive’s annual base salary, which is $359,427.12 as of the date of this Agreement, as such amount may be changed and in effect from time to time. Notwithstanding the foregoing, Salary shall be determined without regard to any change that would constitute a Good Reason Event (as defined in Section 1(l)).

(l) “Termination for Good Reason” means Executive’s termination of employment with the Company within the two- (2) year period following the initial occurrence of any of the following events (each a “Good Reason Event”) without Executive’s prior written consent, provided that, for purposes of termination pursuant to Section 3(c) of the Agreement, following the Effective Date of a Change of Control, the existence of a Good Reason Event for purposes of (i), (ii) and (iii) below, shall be determined by reference to the Executive’s duties and responsibilities, base salary and primary office location as in effect immediately prior to the Effective Date of a Change of Control:

(i) a material diminution of Executive’s duties and responsibilities;

(ii) a material reduction in Executive’s base salary;

(iii) a material relocation of the primary office at which Executive performs services; or

(iv) any action or inaction that constitutes a material breach of this Agreement by the Company or its successor.

2. Term of Agreement. Subject to Executive’s earlier termination of employment with the Company, as provided in Section 3(a), this Agreement shall remain in effect for a period of twelve (12) months following the Effective Date (the “Initial Term”). Upon expiration of the Initial Term, the Agreement shall be automatically renewed and extended for successive twelve (12) month terms thereafter, unless the Board gives Executive notice of its decision not to renew this Agreement for another term, provided that such notice is delivered to Executive at least 90 days before expiration of the then-current term. Notwithstanding the foregoing, if the expiration date of the Initial Term or a subsequent term occurs on or after (a) the date that the Company or an Affiliate publicly announces its intention to enter into a transaction that, if consummated, would result in a Change of Control; (b) the date that the Company or an Affiliate enters into a written understanding relating to a transaction that, if consummated, would result in a Change of Control, whether or not such written understanding is binding; or (c) the date the Company enters into discussions with any party pursuant to a written confidentiality and/or standstill agreement relating to a transaction that, if consummated, would result in a Change of Control, any Board notice of non-renewal shall not be effective and this Agreement shall automatically be renewed for an additional term, which shall end on the earlier of (i) 18 months following the Effective Date of a Change of Control; or (ii) the date of cessation of the Company’s active efforts to consummate the transaction described in subsection (a), (b) or (c), as applicable.

3. Termination Benefits.

(a) Death, Disability; Cause, or Voluntary Termination. If Executive’s employment with the Company terminates due to (i) Executive’s death or Disability, (ii) termination by the Company for Cause, or (iii) Executive’s voluntary termination of employment which is not a Termination for Good Reason, this Agreement shall terminate immediately upon such termination of employment and Executive shall not be entitled to receive any payments or benefits under this Agreement. If Executive’s death occurs following an Involuntary Termination of Employment, any benefits payable under this Agreement on account of such Involuntary Termination of Employment shall be paid to Executive’s estate.

(b) Involuntary Termination of Employment. In the event Executive experiences an Involuntary Termination of Employment, Executive shall be entitled to receive a cash severance payment equal to one times Executive’s Salary, provided, however, that if the Involuntary Termination of Employment occurs during the Protected Period in connection with a Change of Control, the cash severance payment will equal to lesser of (i) one and one-half-times Executive’s Salary; or (ii) the maximum amount that Executive could receive pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), without becoming subject to the excise tax imposed by Section 4999 of the Code. Such cash severance payment shall be paid in the form of a single lump sum payment within thirty (30) days after the date of Involuntary Termination of Employment, provided Executive has executed a release of liability in the form reasonably required by the Company and any revocation period with respect to such release has expired. A Termination for Good Reason shall be subject to the notice and cure provisions of Section 3(c) below.

(c) Notice and Cure Period. Notwithstanding the foregoing, no severance benefits shall be paid to Executive with respect to any Termination for Good Reason unless Executive provides 90 days’ notice to the Company of the initial occurrence of a Good Reason Event and the Company has failed to remedy the Good Reason Event within thirty (30) days after receiving such written notice from Executive (the “Cure Period”).

4. Non-Disclosure; Agreement Not To Compete.

(a) Executive hereby recognizes and acknowledges that: (i) in his executive capacity with the Company he will be given knowledge of, and access to, Confidential Information; (ii) in the event that Executive was to enter into competition with the Company, Executive’s knowledge of such Confidential Information would be of invaluable benefit to a competitor of the Company, and could cause irreparable harm to the Company’s business interests; and (iii) Executive’s consent and agreement to enter into the noncompetition provisions and covenants set forth herein is an integral condition of this Agreement, without which the Company would not provide Confidential Information to Executive nor would the Company have agreed to the terms of this Agreement. Accordingly, in consideration for his employment, compensation, benefits, access to and entrustment with Confidential Information, and the goodwill, training and experience provided to Executive during his employment, Executive hereby covenants, consents and agrees that, during his employment with the Company and for a period of (A) six months after an Involuntary Termination of Employment that occurs during the Protected Period in connection with a Change in Control, and (B) one (1) year after his employment is terminated for any other reason, Executive shall not, directly or indirectly, acting alone or in conjunction with others, for his own account or for the account of others, including, without limitation, as an officer, director, stockholder in excess of 5% of the common stock, owner, partner, joint venturer, employee, promoter, consultant, agent, representative, or otherwise:

(1) Solicit, canvass, or accept any fees or business from any customer of the Company for himself or any other person or entity engaged in a “Similar Business to the Company” (as defined below);

(2) Engage or participate in any Similar Business to the Company within the entire continental United States (referred to herein as the “Restricted Area”);

(3) Request or advise any service provider, supplier, or customer to reduce or cancel any business that it may transact with the Company or any of its affiliated entities;

(4) Solicit, induce, or otherwise attempt to influence any employee of the Company or any of its affiliated entities, to terminate his or her relationship with the Company or any of its affiliated entities; or

(5) Make any statement or perform any act intended to advance an interest of an existing or prospective competitor of the Company or any of its affiliated entities in any way that demonstrably injures the reputation, goodwill or any other business interest of the Company or any of its affiliated entities.

For purposes of this Agreement, a “Similar Business to the Company” means any business or other enterprise that is competitive with the current or planned businesses, products, services or operations of the Company or any of its affiliated entities at the time of termination of Executive’s employment. However, the trading of commodities including sugar, agricultural products, energy and futures in any of the foregoing shall be excluded so long as Executive does not conduct such trading for a competitor of the Company.

Executive hereby agrees that the limitations set forth in this Section 4 on his rights to compete with the Company after his termination of employment including, but not limited to, the limitations as to the period of time, geographic area and types and scopes of restriction on his activities, as specified above, are reasonable and necessary to protect the goodwill and other business interest of the Company.

(b) If the Company fails to make any required payments under Section 3, then this Section 4 is no longer binding on the Executive following Executive’s termination. In the event Executive violates the covenants set forth in this Section 4, Executive agrees that he forfeits his right to benefits or payments payable under this Agreement, and agrees to reimburse the Company for any amounts already paid to Executive under this Agreement.

5. Source of Payments. All payments provided in this Agreement shall be paid in cash from the general funds of the Company. The rights of Executive or Executive’s estate to benefits under this Agreement shall be solely those of an unsecured creditor of the Company.

6. Status of Agreement. The benefits payable under this Agreement shall be independent of, and in addition to, any other agreement relating to Executive’s employment that may exist from time to time between the parties hereto, or any other compensation payable by the Company to Executive, whether salary, bonus or otherwise. This Agreement shall not be deemed to constitute a contract of employment between the parties, nor shall any provision of this Agreement restrict the right of the Company to discharge Executive or restrict the right of Executive to terminate his employment at any time.

7. Withholding of Taxes. The Company shall deduct from the amount of any benefits payable hereunder any required federal, state or local withholding taxes.

8. Prohibition Against Assignment. The Executive’s right to benefits under this Agreement shall not be assigned, transferred, pledged or encumbered by Executive in any way, and any attempted assignment, transfer, pledge, encumbrance or other disposition of such benefits by Executive shall be null and void and of no effect.

9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliated entities, and its and their successors, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the business and/or assets of Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, no such assumption shall relieve the Company of its obligations hereunder.

10. Arbitration.

(a) Arbitrable Matters. If any dispute or controversy arises between Executive and the Company as to their respective rights or obligations under this Agreement in connection with Executive’s Involuntary Termination of Employment that does not occur during the Protected Period, then either party may submit the dispute or controversy to arbitration under the then-current National Employment Dispute Resolution Rules of the American Arbitration Association (AAA) (the “Rules”); provided, however, the Company shall retain its rights to seek a restraining order or injunctive relief pursuant to Section 4. Any arbitration hereunder shall be conducted before a panel of three arbitrators unless the parties mutually agree to a single arbitrator. The site for any arbitration hereunder shall be either Harris County or Fort Bend County, Texas, unless otherwise mutually agreed by the parties.

(b) Submission to Arbitration. The party submitting any matter to arbitration shall do so in accordance with the Rules. Notice to the other party shall state the question or questions to be submitted for decision or award by arbitration. Notwithstanding any provision in this Section 10, Executive shall be entitled to seek specific performance of the Executive’s right to be paid during the pendency of any dispute or controversy arising under this Agreement. In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.

(c) Arbitration Procedures. The arbitrator shall set the date, time and place for each hearing, and shall give the parties advance written notice in accordance with the Rules. Any party may be represented by counsel or other authorized representative at any hearing. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et. seq. (or its successor). The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Texas to the claims asserted to the extent that the arbitrator determines that federal law is not controlling.

(d) Compliance with Award.

(i) Any award of an arbitrator shall be final and binding upon the parties to such arbitration, and each party shall immediately make such changes in its conduct or provide such monetary payment or other relief as such award requires. The parties agree that the award of the arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the Federal Arbitration Act.

(ii) The parties hereto agree that the arbitration award may be entered with any court having jurisdiction and the award may then be enforced as between the parties, without further evidentiary proceedings, the same as if entered by the court at the conclusion of a judicial proceeding in which no appeal was taken. The Company and Executive hereby agree that a judgment upon any award rendered by an arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(e) Costs and Expenses. Each party shall pay any monetary amount required by the arbitrator’s award, and the fees, costs and expenses for its own counsel, witnesses and exhibits, unless otherwise determined by the arbitrator in the award. The compensation and costs and expenses assessed by the arbitrator and the AAA shall be paid by the Company, unless otherwise determined by the arbitrator in the award such as, for example, if the arbitrator determines that Executive’s claim was frivolous or not brought in good faith. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and attorney’s fees which are reasonably incurred by the other party as determined by the arbitrator.

11. Entire Agreement; Modification or Waiver. This Agreement constitutes the entire understanding between the parties hereto, and supersedes all prior negotiations and agreements, whether oral or written, regarding the subject matter hereof (including, but not limited to, the Prior Agreements), and the provisions of this Agreement may be modified or waived only by means of a written instrument executed by Executive and a duly authorized representative of the Company.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

13. Severability. If, for any reason, any provision of this Agreement is held invalid, in whole or in part, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If this Agreement or any portion thereof conflicts with law or regulation governing the activities of the Company, the Agreement or appropriate portion thereof shall be deemed invalid and of no force or effect.

14. Notices. All notices called for under this Agreement will be in writing and will be deemed given (a) on the date of delivery, if delivered personally; (b) one day after being sent overnight by a well-established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Imperial Sugar Company

One Imperial Square, P.O. Box 9

Sugar Land, Texas 77487

If to Executive:

At the last residential address known to the Company.

15. Code Section 409A. This Agreement is intended to be exempt from, or otherwise comply with, Code Section 409A. The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Code Section 409A; however, the Company does not guarantee any particular tax effect to Executive under this Agreement, and shall not be liable to Executive for any payment made under this Agreement at the direction or consent of Executive, which is determined to result in an additional tax, penalty or interest under Code Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if a payment obligation arises on account of Executive’s separation from service while Executive is a “specified employee,” as described in Code Section 409A, and as determined by the Company in accordance with its procedures, by which determination Executive shall be bound, any payment of “deferred compensation” as defined under Code Section 409A, after giving effect to the exemptions available under Code Section 409A, shall be made on the first business day of the seventh month following the date of Executive’s separation from service, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following his death.

IN WITNESS THEREOF, the Company has caused this Agreement to be executed and its seal affixed hereunto by its duly authorized officer, and Executive has signed this Agreement, all as of the day and year first above written.

IMPERIAL SUGAR COMPANY

/s/ John C. Sheptor
John C. Sheptor President and Chief Executive Officer

ATTEST:

/s/ Susan DiMucci
Assistant Secretary [SEAL]

EXECUTIVE

/s/ Patrick D. Henneberry
Patrick D. Henneberry Senior Vice President – Commodities Management